Exhibit 99.1


     Possis Medical, Inc. Wins Supplier Quality Performance Award


     MINNEAPOLIS--(BUSINESS WIRE)--June 26, 2006--

     Premier, Inc., Honors Company for High Service Levels

     Possis Medical, Inc. (NASDAQ:POSS), today announced that it received a 2006 Performance Award for Supplier Quality Programs from Premier, Inc., one of the largest healthcare group purchasing organizations in the U.S. The award recognizes achievements in supplier quality, accuracy, timeliness, contracts and forecasting. Possis Medical received the award at the annual Premier Breakthroughs Conference in Florida on June 21, 2006.
     Through Premier Purchasing Partners, L.P., Possis offers its pioneering AngioJet(R) Rheolytic(TM) Thrombectomy System which removes blood clots from coronary and leg arteries, coronary bypass grafts and AV dialysis grafts.
     "Possis Medical always strives to offer a high level of service and quality to its end users," said Robert G. Dutcher, Chairman, President, and CEO of Possis Medical. "We are pleased to be recognized by Premier for our efforts in streamlining the delivery of cardiovascular medical devices to hospitals and healthcare organizations nationwide. I'd like to congratulate our employees and thank them for their contributions."

     About Premier, Inc.

     Premier, Inc., the leader in helping hospitals accelerate performance on both clinical outcomes and supply chain costs, is a healthcare alliance entirely owned by more than 200 of the nation's leading not-for-profit hospitals and healthcare systems. These organizations operate or are affiliated with nearly 1,500 hospitals and more than 38,500 other healthcare sites. Premier Purchasing Partners provides an array of services supporting health services delivery including group purchasing totaling more than $25 billion annually in supplies and equipment purchasing, as well as supply chain and clinical performance improvement services. Premier Healthcare Informatics offers performance measurement, benchmarking, and reporting products and advisory services supporting quality improvement. Premier Insurance Management Services helps hospitals manage insurance costs and improve risk management and claims capabilities. Headquartered in San Diego, Premier has offices in Charlotte, NC, and Washington, DC. For more information, visit www.premierinc.com.

     About Possis Medical, Inc.

     Possis Medical, Inc., develops, manufactures and markets pioneering medical devices for the large and growing cardiovascular and vascular treatment markets. Their AngioJet(R) Rheolytic(TM) Thrombectomy System is marketed internationally for blood clot removal from native coronary arteries, leg arteries, coronary bypass grafts and AV dialysis access grafts. For more information about Possis endovascular products visit www.possis.com.


     CONTACT: Possis Medical, Inc.
              Jules L. Fisher, 763-450-8011
              Jules.Fisher@possis.com